Filed Pursuant to Rule 424(b)(2)
Registration No. 333-199007

This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, as amended, but are not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 16, 2015

Prospectus Supplement

(To Prospectus Dated September 29, 2014)

$                % Notes due 2025

We are offering     % notes due 2025 (the “notes”) in the aggregate principal amount as set forth above. The notes will mature on                    , 2025. Interest will accrue on the notes from                     , 2015 and will be payable semi-annually on each                     and                     , commencing                     , 2015 at a fixed rate of     % per annum.

We may the redeem notes in whole or in part at any time at the redemption prices described under “Description of the Notes—Optional Redemption.” If a Change of Control Triggering Event occurs as described in this prospectus supplement, unless we have exercised our right of redemption, we will be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date. See “Description of the Notes—Offer to Purchase Upon a Change of Control Triggering Event.”

The notes will be our unsecured senior obligations and will rank equally with all of our other existing and future unsecured senior indebtedness. The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

Investing in the notes involves risk. See “Risk Factors” beginning on page S-2.

	Price to Public(a)		Underwriting Discount		Proceeds, Before Expenses, to Us
Per note		%		%		%
Total	$		$		$

(a)	Plus accrued interest, if any, from , 2015.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We expect to deliver the notes to investors through the book-entry delivery systems of The Depository Trust Company, Euroclear or Clearstream on or about                     , 2015.

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	Credit Suisse

                    , 2015

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus and any such free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement, the accompanying prospectus or any such free writing prospectus, nor any sale made hereunder and thereunder shall under any circumstances, create any implication that there has been no change in the affairs of Campbell Soup Company since the date of this prospectus supplement, the accompanying prospectus or any such free writing prospectus, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement contains the terms of this offering of notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information” below.

In this prospectus supplement, unless otherwise stated, the terms “we,” “us” and “our” refer to Campbell Soup Company and our consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our public filings. You may also electronically access these documents through our website, www.campbellsoupcompany.com, under the “Investor Center—Financial Information—SEC Filings” caption. We are not incorporating the contents of the website into this prospectus supplement.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus supplement until we sell all of the securities covered by this prospectus supplement:

•	Our Annual Report on Form 10-K for the fiscal year ended August 3, 2014;

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended November 2, 2014 and February 1, 2015;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 1, 2014; and

•	Our Current Reports on Form 8-K filed with the SEC on October 21, 2014, November 21, 2014, January 29, 2015 and February 2, 2015.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Corporate Secretary

Campbell Soup Company

One Campbell Place

Camden, New Jersey 08103-1799

(856) 342-6122

S-ii

CAMPBELL SOUP COMPANY

Campbell Soup Company, together with its consolidated subsidiaries, is a manufacturer and marketer of high-quality, branded convenience food products. Campbell Soup Company was organized as a business corporation under the laws of New Jersey on November 23, 1922; however, through predecessor organizations, we trace our heritage in the food business back to 1869. Our principal executive offices are at One Campbell Place, Camden, New Jersey 08103-1799.

We report the results of our operations in the following reportable business segments:

U.S. Simple Meals

The U.S. Simple Meals segment includes the following products: Campbell’s condensed and ready-to-serve soups; Swanson broth and stocks; Prego pasta sauces; Pace Mexican sauces; Campbell’s gravies, pasta, beans and dinner sauces; Swanson canned poultry; and as of June 13, 2013, Plum Organics food and snacks.

Global Baking and Snacking

The Global Baking and Snacking segment aggregates the following operating segments: Pepperidge Farm cookies, crackers, bakery and frozen products in U.S. retail; Arnott’s biscuits in Australia and Asia Pacific; and as of August 8, 2013, Kelsen cookies globally.

International Simple Meals and Beverages

The International Simple Meals and Beverages segment aggregates the following operating segments: the retail business in Canada and the simple meals and beverages business in Asia Pacific, Latin America and China.

U.S. Beverages

The U.S. Beverages segment represents the U.S. retail beverages business, including the following products: V8 juices and beverages, and Campbell’s tomato juice.

Bolthouse and Foodservice

Bolthouse and Foodservice comprises the Bolthouse Farms carrot products operating segment, including fresh carrots, juice concentrate and fiber; the Bolthouse Farms super-premium refrigerated beverages and refrigerated salad dressings operating segment; and the North America Foodservice operating segment. The North America Foodservice operating segment represents the distribution of products such as soup, specialty entrées, beverage products, other prepared foods and Pepperidge Farm products through various food service channels in the U.S. and Canada. None of these operating segments meets the criteria for aggregation nor the thresholds for separate disclosure. Bolthouse Farms was acquired on August 6, 2012.

RISK FACTORS

An investment in the notes is subject to various risks. These risks should be considered carefully with the information provided elsewhere and incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the notes. In addition, the following risks and uncertainties could materially adversely affect our business, financial condition and results of operations. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations and financial condition.

We operate in a highly competitive industry

We operate in the highly competitive food industry and experience international competition in all of our principal products. The principal areas of competition are brand recognition, taste, quality, price, advertising, promotion, convenience and service. A number of our primary competitors have substantial financial, marketing and other resources. A strong competitive response from one or more of these competitors to our marketplace efforts, or a consumer shift towards private label offerings, could result in us reducing pricing, increasing marketing or other expenditures, and/or losing market share.

Our results are dependent on strengthening our established businesses while diversifying into higher-growth spaces

Our strategy is focused on strengthening our established businesses while diversifying our portfolio into higher-growth spaces. Our established simple meals, snacks and healthy beverages businesses are concentrated in slower-growing center-store categories in traditional mass and grocery channels. Factors that may impact our success in strengthening these businesses and/or diversifying our portfolio into higher-growth spaces include:

•	our ability to identify and capitalize on higher-growth spaces;

•	our ability to identify and capitalize on customer or consumer trends, including those related to new or improved products or packaging;

•	our ability to design and implement effective retail execution plans;

•	our ability to design and implement effective advertising and marketing programs;

•	our ability to secure or maintain sufficient shelf space at retailers; and

•	changes in underlying growth rates of the categories in which we compete.

If we are not successful in addressing these factors, our strategy may not be successful and/or our business or financial results may be negatively impacted.

Our results may be adversely affected by the failure to execute acquisitions and divestitures successfully

Our ability to meet our objectives with respect to the acquisition of new businesses or the divestiture of existing businesses may depend in part on our ability to identify suitable buyers and sellers, negotiate favorable financial terms and other contractual terms, and obtain all necessary regulatory approvals. Potential risks of acquisitions also include:

•	the inability to integrate acquired businesses efficiently into our existing operations;

•	diversion of management’s attention from other business concerns;

•	potential loss of key employees and/or customers of acquired businesses;

•	potential assumption of unknown liabilities;

•	the inability to implement promptly an effective control environment;

•	potential impairment charges if purchase assumptions are not achieved or market conditions decline; and

•	the risks inherent in entering markets or lines of business with which we have limited or no prior experience.

Acquisitions outside the U.S. may present unique challenges and increase our exposure to risks associated with foreign operations, including foreign currency risks and risks associated with local regulatory regimes. For divestitures, potential risks may also include the inability to separate divested businesses or business units from us effectively and efficiently and to reduce or eliminate associated overhead costs. Our business or financial results may be negatively affected if acquisitions or divestitures are not successfully implemented or completed.

Disruption to our supply chain could adversely affect our business

Our ability to manufacture and/or sell our products may be impaired by damage or disruption to our manufacturing or distribution capabilities, or to the capabilities of our suppliers or contract manufacturers, due to factors that are hard to predict or beyond our control, such as adverse weather conditions, natural disasters, fire, terrorism, pandemics, strikes or other events. Production of the agricultural commodities used in our business may also be adversely affected by drought, water scarcity, temperature extremes, scarcity of suitable agricultural land, crop disease and/or crop pests. Failure to take adequate steps to mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, may adversely affect our business or financial results, particularly in circumstances where a product is sourced from a single supplier or location. Disputes with significant suppliers or contract manufacturers, including disputes regarding pricing or performance, may also adversely affect our ability to manufacture and/or sell our products, as well as our business or financial results.

Our non-U.S. operations pose additional risks to our business

In fiscal 2014, approximately 22% of our consolidated net sales from continuing operations were generated outside of the U.S. Sales outside the U.S. are expected to continue to represent a significant portion of consolidated net sales. Our business or financial performance may be adversely affected due to the risks of doing business in markets outside of the U.S., including but not limited to the following:

•	unfavorable changes in tariffs, quotas, trade barriers or other export and import restrictions;

•	the difficulty and/or costs of complying with a wide variety of laws, treaties and regulations, including anti-corruption laws and regulations such as the U.S. Foreign Corrupt Practices Act;

•	the difficulty and/or costs of designing and implementing an effective control environment across diverse regions and employee bases;

•	the adverse impact of foreign tax treaties and policies;

•	political or economic instability, including the possibility of civil unrest, armed hostilities or terrorist acts;

•	the possible nationalization of operations;

•	the difficulty of enforcing remedies and protecting intellectual property in various jurisdictions; and

•	restrictions on the transfer of funds to and from countries outside of the U.S., including potentially negative tax consequences.

In addition, we hold assets and incur liabilities, generate revenue, and pay expenses in a variety of currencies other than the U.S. dollar, primarily the Australian dollar and the Canadian dollar. Our consolidated financial statements are presented in U.S. dollars, and we must translate our assets, liabilities, sales and expenses into U.S. dollars for external reporting purposes. As a result, changes in the value of the U.S. dollar due to fluctuations in currency exchange rates or currency exchange controls may materially and negatively affect the value of these items in our consolidated financial statements, even if their value has not changed in their local currency.

We face risks related to recession, financial and credit market disruptions and other economic conditions

Customer and consumer demand for our products may be impacted by weak economic conditions, recession, equity market volatility or other negative economic factors in the U.S. or other nations. Similarly, disruptions in financial and/or credit markets may impact our ability to manage normal commercial relationships with our customers, suppliers and creditors. In addition, changes in tax or interest rates in the U.S. or other nations, whether due to recession, financial and credit market disruptions or other reasons, could impact us.

Increased regulation or regulatory-based claims could adversely affect our business or financial results

The manufacture and marketing of food products is extensively regulated. The primary areas of regulation include the processing, packaging, storage, distribution, marketing, advertising, labeling, quality and safety of our food products, as well as the health and safety of our employees and the protection of the environment. In the U.S., we are subject to regulation by various government agencies, including the Food and Drug Administration, the U.S. Department of Agriculture, the Federal Trade Commission, the Occupational Safety and Health Administration and the Environmental Protection Agency, as well as various state and local agencies. We are also regulated by similar agencies outside the U.S. Changes in regulatory requirements (such as proposed labeling requirements), or evolving interpretations of existing regulatory requirements, may result in increased compliance cost, capital expenditures and other financial obligations that could adversely affect our business or financial results. In addition, the marketing of food products has come under increased scrutiny in recent years, and the food industry has been subject to an increasing number of legal proceedings and claims relating to alleged false or deceptive marketing under federal, state and foreign laws or regulations. Legal proceedings or claims related to our marketing could damage our reputation and/or could adversely affect our business or financial results.

Our results may be adversely impacted by increases in the price of raw and packaging materials

The raw and packaging materials used in our business include tomato paste, grains, beef, poultry, vegetables, steel, glass, paper and resin. Many of these materials are subject to price fluctuations from a number of factors, including product scarcity, demand for raw materials, commodity market speculation, energy costs, currency fluctuations, weather conditions, import and export requirements and changes in government-sponsored agricultural programs. To the extent any of these factors result in an increase in raw and packaging material prices, we may not be able to offset such increases through productivity or price increases or through our commodity hedging activity.

Adverse changes in the global climate or extreme weather conditions could adversely affect our business or operations

Our business or financial results could be adversely affected by changing global temperatures or weather patterns or by extreme or unusual weather conditions. Adverse changes in the global climate or extreme or unusual weather conditions could:

•	unfavorably impact the cost or availability of raw or packaging materials, especially if such events have a negative impact on agricultural productivity or on the supply of water;

•	disrupt our ability, or the ability of our suppliers or contract manufacturers, to manufacture or distribute our products;

•	disrupt the retail operations of our customers; or

•	unfavorably impact the demand for, or the consumer’s ability to purchase, our products.

In addition, there is growing concern that the release of carbon dioxide and other greenhouse gases into the atmosphere may be impacting global temperatures and weather patterns and contributing to extreme or unusual weather conditions. This growing concern may result in more regional, federal, and/or global legal and regulatory requirements to reduce or mitigate the effects of greenhouse gases. Adoption of such additional regulation may result in increased compliance costs, capital expenditures, and other financial obligations that could adversely affect our business or financial results.

Price increases may not be sufficient to cover increased costs, or may result in declines in sales volume due to pricing elasticity in the marketplace

We intend to pass along to customers some or all cost increases in raw and packaging materials and other inputs through increases in the selling prices of, or decreases in the packaging sizes of, some of our products. Higher product prices or smaller packaging sizes may result in reductions in sales volume. To the extent the price increases or packaging size decreases are not sufficient to offset increased raw and packaging materials and other input costs, and/or if they result in significant decreases in sales volume, our business results and financial condition may be adversely affected.

We may be adversely impacted by a changing customer landscape and the increased significance of some of our customers

Our businesses are largely concentrated in the traditional retail grocery trade. In recent years, alternative retail grocery channels, such as dollar stores, drug stores, club stores and Internet-based retailers, have increased their market share. This trend towards alternative channels is expected to continue in the future. If we are not successful in pursuing our strategy to expand sales in alternative retail grocery channels, our business or financial results may be adversely impacted. In addition, consolidations in the traditional retail grocery trade have produced large, sophisticated customers with increased buying power and negotiating strength who may seek lower prices or increased promotional programs funded by their suppliers. These customers may use more of their shelf space for their private label products. If we are unable to use our scale, marketing expertise, product innovation and category leadership positions to respond to these customer dynamics, our business or financial results could be negatively impacted.

In fiscal 2014, our five largest customers accounted for approximately 35% of our consolidated net sales, with the largest customer, Wal-Mart Stores, Inc. and its affiliates, accounting for approximately 19% of our consolidated net sales. Disruption of sales to any of these customers, or to any of our other large customers, for an extended period of time could adversely affect our business or financial results.

If our food products become adulterated or are mislabeled, we might need to recall those items, and may experience product liability claims if consumers are injured

We may need to recall some of our products if they become adulterated or if they are mislabeled, and may also be liable if the consumption of any of our products causes injury to consumers. A widespread product recall could result in significant losses due to the costs of a recall, the destruction of product inventory, and lost sales due to the unavailability of product for a period of time. We could also suffer losses from a significant adverse product liability judgment. A significant product recall or product liability claim could also result in adverse publicity, damage to our reputation, and a loss of consumer confidence in the safety and/or quality of our products, ingredients or packaging. Such a loss of confidence could occur even in the absence of a recall or a major product liability claim.

We may be adversely impacted by inadequacies in, or security breaches of, our information technology systems

Our information technology systems are critically important to our operations. We rely on our information technology systems (some of which are outsourced to third parties) to manage the data, communications and business processes for all of our functions, including our marketing, sales, manufacturing, logistics, customer service, accounting and administrative functions. If we do not allocate and effectively manage the resources necessary to build, sustain and protect an appropriate technology infrastructure, our business or financial results could be negatively impacted. Furthermore, our information technology systems may be vulnerable to material security breaches (including the access to or acquisition of customer, consumer or other confidential data), cyber-based attacks or other material system failures. If we are unable to prevent material failures, our operations may be impacted, and we may suffer other negative consequences such as reputational damage, litigation, remediation costs and/or penalties under various data privacy laws and regulations.

Our results may be negatively impacted if consumers do not maintain their favorable perception of our brands

We have a number of iconic brands with significant value. Maintaining and continually enhancing the value of these brands is critical to the success of our business. Brand value is based in large part on consumer perceptions. Success in promoting and enhancing brand value depends in large part on our ability to provide high-quality products. Brand value could diminish significantly due to a number of factors, including consumer perception that we have acted in an irresponsible manner, adverse publicity about our products, packaging and/or ingredients (whether or not valid), our failure to maintain the quality of our products, the failure of our products to deliver consistently positive consumer experiences, or our products becoming unavailable to consumers. The growing use of social and digital media by consumers increases the speed and extent that information and opinions can be shared. Negative posts or comments about us, our brands, or products or packaging on social or digital media could seriously damage our brands and reputation. If we do not maintain the favorable perception of our brands, our results could be negatively impacted.

We may not properly execute, or realize anticipated cost savings or benefits from, our ongoing supply chain, information technology or other initiatives

Our success is partly dependent upon properly executing, and realizing cost savings or other benefits from, our ongoing supply chain, information technology and other initiatives. These initiatives are primarily designed to make us more efficient, which is necessary in our highly competitive industry. These initiatives are often complex, and a failure to implement them properly may, in addition to not meeting projected cost savings or benefits, result in an interruption to our sales, manufacturing, logistics, customer service or accounting functions.

We may be adversely impacted by increased liabilities and costs related to our defined benefit pension plans

We sponsor a number of defined benefit pension plans for employees in the U.S. and various non-U.S. locations. The major defined benefit pension plans are funded with trust assets invested in a globally diversified portfolio of securities and other investments. Changes in regulatory requirements or the market value of plan assets, investment returns, interest rates and mortality rates may affect the funded status of our defined benefit pension plans and cause volatility in the net periodic benefit cost, future funding requirements of the plans and the funded status as recorded on the balance sheet. A significant increase in our obligations or future funding requirements could have a material adverse effect on our financial results.

USE OF PROCEEDS

We intend to use the net proceeds from this offering, which we estimate to be approximately $             after deducting underwriting discounts and estimated expenses, for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods shown:

Six Months Ended 2/1/2015	Fiscal Year Ended
	8/3/2014	7/28/2013	7/29/2012	7/31/2011	8/1/2010
11.2	8.5	7.0	8.8	8.8	9.7

The ratios of earnings to fixed charges were computed by dividing our earnings by fixed charges. For this purpose, earnings include the sum of earnings from continuing operations before taxes, amortization of capitalized interest, and fixed charges, less capitalized interest. Fixed charges include interest expense, capitalized interest, amortization of debt expenses and the estimated interest components of rentals. All amounts are on an as reported basis.

In fiscal years 2014, 2013, 2012, 2011 and 2010, we recorded pre-tax restructuring charges and related costs of $58 million, $142 million, $7 million, $60 million and $12 million, respectively. In fiscal year 2014, we also recorded pre-tax pension settlement charges of $22 million associated with a U.S. pension plan and a pre-tax loss of $9 million on foreign exchange forward contracts used to hedge the proceeds from the sale of the European simple meals business. In fiscal years 2013 and 2012, we recorded pre-tax transaction costs of $10 million and $5 million, respectively, associated with the acquisition of Bolthouse Farms.

DESCRIPTION OF THE NOTES

General

The notes will be issued under an indenture dated as of                     , 2015, between us and Wells Fargo Bank, National Association, as trustee. The following description of the particular terms of the notes supplements the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which reference is made. As used in the following description, the terms “we,” “us” and “our” refer to Campbell Soup Company only, and do not include our consolidated subsidiaries.

The notes offered by this prospectus supplement:

•	will be our unsecured general obligations,

•	will not be guaranteed by any of our subsidiaries,

•	will be issued in book-entry form only, in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000,

•	will mature on , 2025, and

•	will bear interest from , 2015 at the rate of % per annum, payable semi-annually on each and , commencing , 2015, to the persons in whose names the notes are registered at the close of business on the preceding and , respectively (whether or not a New York Business Day). Interest on the notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months.

Issuance of Additional Notes

We may, without the consent of the holders, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional notes; provided that if any additional notes subsequently issued are not fungible with any notes previously issued for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. The notes offered by this prospectus supplement and any additional notes issued on the same terms and conditions would rank equally and ratably and would be treated as a single series for all purposes under the indenture.

Optional Redemption

We may redeem the notes in whole or in part, at our option, at any time and from time to time prior to                     , 2024 (3 months prior to the maturity date of the notes), at a redemption price equal to the greater of:

•	100% of the principal amount of the notes, or

•	as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), calculated as if the maturity date of the notes were , 2024 (3 months prior to the maturity date of the notes), and discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus basis points, plus, in each case, accrued and unpaid interest on the notes to, but excluding, the redemption date.

We may redeem the notes in whole or in part, at our option, at any time and from time to time on or after                     , 2024 (3 months prior to the maturity date of the notes), at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Notice of any optional redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the notes, to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (1) Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the State of New York or the State of Connecticut (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. on the third New York Business Day preceding such redemption date.

Offer to Purchase Upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, unless we have exercised our right to redeem all of the notes as described under “—Optional Redemption,” each holder of notes will have the right to require us to purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price in cash (the “Change of Control Payment”) equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, provided that any payment of interest becoming due on or prior to the Change of Control Payment Date shall be payable to the holders of such notes registered as such on the relevant record date.

Within 30 days following the date upon which the Change of Control Triggering Event occurs, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer and describe the Change of Control Triggering Event. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of

Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

Upon the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver, or cause to be delivered, to the trustee the notes properly accepted together with a certificate, executed by our officers, stating the aggregate principal amount of notes or portions thereof being purchased.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

“Capital Stock”, as applied to the stock of any corporation, means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

“Change of Control” means the occurrence of any of the following:

(1) the sale, conveyance, transfer or lease of our properties and assets substantially as an entirety (other than by way of merger or consolidation) to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

(2) the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

(3) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding shares of our Voting Stock, measured by voting power rather than number of shares;

provided, that the consummation of any such transaction will not be considered to be a Change of Control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b) immediately following such transaction, (x) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to such transaction or (y) no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means (1) the ratings on the notes are downgraded by each of the Ratings Agencies during the 60-day period (the “Trigger Period”) commencing on the earlier of (i) the occurrence of a Change of Control or (ii) the first public announcement of the occurrence of a Change of Control or our intention to effect a Change of Control (which Trigger Period will be extended so long as the ratings on the notes are under publicly announced consideration for possible downgrade by any of the Ratings Agencies) and (2) the notes are rated below an Investment Grade rating by each of the Ratings Agencies on any date during the Trigger Period; provided that a Change of Control Triggering Event will not be deemed to have occurred in respect of a particular Change of Control if each Ratings Agency does not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Change of Control Triggering Event). Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on                     , 2015; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P) or an equivalent Investment Grade rating from any replacement Ratings Agency appointed by us.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Ratings Agency” means each of Moody’s and S&P; provided, that if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, we may appoint a replacement for such Ratings Agency that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act with respect to the notes.

“S&P” means Standard & Poor’s Ratings Services and its successors.

“Voting Stock” means Capital Stock of a corporation of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power upon the occurrence of any contingency).

We will comply with the applicable requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the offer to purchase the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

Unless we default in the Change of Control Payment, on and after the Change of Control Payment Date, interest will cease to accrue on the notes or portions of the notes tendered for purchase pursuant to the Change of Control Offer.

It is possible that we will not have sufficient funds at the time of any Change of Control Triggering Event to purchase the notes. In addition, it is possible that at the time of any Change of Control Triggering Event, we may be prohibited from purchasing the notes by the terms of our other outstanding indebtedness. In order to obtain sufficient funds to pay the purchase price of the outstanding notes (as well as to refinance any such other indebtedness in order to be able to purchase the notes without violating the terms of such other indebtedness), we may need to refinance the notes and such other indebtedness. We cannot assure you that we would be able to refinance the notes and such other indebtedness on reasonable terms, or at all. Our failure to offer to purchase all outstanding notes or to purchase all validly tendered notes would be an event of default with respect to the notes under the indenture. Such an event of default may cause the acceleration of our other indebtedness.

The Change of Control Triggering Event provision described above will not afford you protection in the event of certain highly leveraged transactions that may adversely affect you. For example, any leveraged recapitalization, refinancing, restructuring or acquisition initiated by us generally will not constitute a Change of Control that would potentially lead to a Change of Control Triggering Event. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the notes, or cause the notes to cease to be rated Investment Grade, or, even if they do, may not necessarily constitute a Change of Control Triggering Event that affords you the protections described in this prospectus supplement.

The definition of Change of Control includes a phrase relating to the sale, conveyance, transfer or lease of our properties and assets “substantially as an entirety.” Although there is a limited body of case law interpreting phrases similar to “substantially as an entirety” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to purchase its notes as a result of a sale, conveyance, transfer or lease of less than all of our properties and assets may be uncertain.

Sinking Fund

The notes will not be entitled to any sinking fund.

Trustee and Paying Agent

Wells Fargo Bank, National Association will serve as trustee and initial paying agent for the notes.

BOOK-ENTRY ISSUANCE

The notes will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company (“DTC”) or its nominee. Thus, we will not issue certificated securities to you for the notes, except in the limited circumstances described below. Each global security will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the notes. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. DTC, its nominees and their successors may, however, transfer a global security as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the trustee. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

Beneficial interests in a global security will be shown on, and transfers of beneficial interests in the global security will be made only through, records maintained by DTC and its participants. DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This eliminates the need to exchange certificated securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the notes on DTC’s records. When you actually purchase the notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants’ records. DTC will have no knowledge of your individual ownership of the notes. DTC’s records will show only the identity of the direct participant and the amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The trustee will wire payments on the notes to DTC’s nominee. The trustee and we will treat DTC’s nominee as the owner of each global security for all purposes. Accordingly, the trustee, any paying agent and we will have no direct responsibility or liability to pay amounts due on a global security to you or any other beneficial owners in that global security. Any redemption notices will be sent by us directly to DTC, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder.

It is DTC’s current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct participants’ accounts on the payment date based on their holdings. In addition, it is DTC’s current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate owner of notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or our company.

Notes represented by one or more global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law, and a successor is not appointed by us within 90 days; or

•	we decide to discontinue the book-entry system; or

•	an event of default has occurred and is continuing with respect to the notes.

If the global security is exchanged for certificated securities, the trustee will keep the registration books for the notes at its corporate trust office and follow customary practices and procedures regarding those certificated securities.

Clearstream and Euroclear

Links have been established among DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), which are two European book-entry depositaries similar to DTC, to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC.

When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following are the material U.S. federal income tax consequences of ownership and disposition of the notes. This discussion applies only to notes that are:

•	purchased by those initial holders who purchase notes in this offering at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

•	held as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances, including Medicare contribution tax consequences, or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities;

•	persons holding notes as part of a hedge, “straddle,” integrated transaction or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities; or

•	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding notes and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of holding and disposing of the notes.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This summary does not address the potential application of the Medicare contribution tax. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Payments of interest

Interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes.

Certain additional payments

We will be required to make payments of additional amounts if we repurchase the notes in connection with a Change of Control Triggering Event described above under “Description of the Notes—Offer to Purchase Upon a Change of Control Triggering Event.” We intend to take the position that the possibility of such payments does not result in such notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our position is not binding on the Internal Revenue Service (“IRS”). If the IRS takes a position contrary to that described above, you may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury Regulations) determined at the time of issuance of such notes, with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, income on the sale, exchange, retirement or other taxable disposition of such notes may be treated as ordinary income rather than as capital gain. You should consult your tax adviser regarding the tax consequences if such notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that such notes are not treated as contingent payment debt instruments.

Sale, exchange or other disposition of the notes

Upon the sale, exchange or other taxable disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “—Payments of interest” above.

Gain or loss realized on the sale, exchange or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or other taxable disposition the note has been held by the U.S. Holder for more than one year. The deductibility of capital losses is subject to limitations under the Code.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of a note and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

Payments on the notes

Subject to the discussions below concerning backup withholding and FATCA, payments of principal and interest on the notes by us or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

•	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below.

Certification requirement

Subject to the discussion below concerning income of a Non-U.S. Holder that is effectively connected with the conduct of a trade or business in the United States, interest on a note will not be exempt from withholding tax unless the beneficial owner of that note certifies on a properly executed IRS Form W-8BEN (or IRS Form W-8BEN-E, if applicable), under penalties of perjury, that it is not a United States person. Special certification rules apply to notes that are held through foreign intermediaries.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be taxed with respect to such interest in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), except that the holder will be required to provide to us a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including, in the case of a corporation, the possible imposition of a branch profits tax, currently at a rate of 30% (or a lower treaty rate).

Sale, exchange or other disposition of the notes

Subject to the discussions below concerning backup withholding and FATCA, a Non-U.S. Holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of such note, unless the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise.

If a Non-U.S. Holder is engaged in a trade or business in the United States and gain realized by the Non-U.S. Holder on a sale, exchange or other disposition of notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally be taxed with respect to such gain in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. Non-U.S. Holders whose gain from dispositions of notes may be effectively connected with the conduct of a trade or business in the United States are urged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of notes, including, in the case of a corporation, the possible imposition of a branch profits tax.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and the Non-U.S. Holder may be subject to U.S. backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding under these rules (if applicable) applies to payments of interest on the notes, and to payments of gross proceeds from the sale, exchange or retirement of the notes occurring after December 31, 2016. In many cases, Non-U.S. Holders may be able to indicate their exemption from, or compliance with, FATCA by providing a properly completed IRS Form W8-BEN or IRS Form W8-BEN-E (as applicable) to the withholding agent certifying as to such status under FATCA. If withholding applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld. Non-U.S. Holders, and U.S. Holders holding notes through a non-U.S. intermediary, should consult their tax advisors regarding the potential application of FATCA to the notes.

UNDERWRITING

Under the terms and subject to the conditions in the underwriting agreement dated the date of this prospectus supplement between us and the underwriters, we have agreed to sell to each of the underwriters named below (for which Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives), and each of the underwriters has severally agreed to purchase, the principal amount of the notes set forth opposite its name below:

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$
Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total	$

Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed, severally and not jointly, to buy all of the notes if they buy any of them.

The notes are a new issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market for the notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the notes.

The underwriters initially propose to offer the notes directly to the public at the offering price described on the cover page of this prospectus supplement and may offer the notes to certain dealers at a price that represents a concession not in excess of     % of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, to certain other dealers, a concession not in excess of     % of the principal amount of the notes. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with this offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in this offering, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. However, neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that these activities may have on the price of the notes. In addition, the underwriters are not required to engage in any of these activities, and may end any of them at any time.

Expenses associated with this offering, to be paid by us, are estimated to be $            .

Certain of the underwriters and their affiliates have engaged, and may in the future engage, in banking, financial advisory and other commercial dealings with us and our affiliates, for which they have earned and may earn customary fees and commissions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Mark Migliaccio, our Chief Counsel – Securities and Corporate Finance, as to New Jersey law, and by Davis Polk & Wardwell LLP, New York, New York, as to New York law. Mr. Migliaccio beneficially owns or has rights to acquire an aggregate of less than 1% of the outstanding shares of our common stock. Certain legal matters will be passed upon for the underwriters by White & Case LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the fiscal year ended August 3, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

DEBT SECURITIES

From time to time, we may sell debt securities consisting of debentures, notes or other unsecured evidences of indebtedness on terms we will determine at the times we sell the debt securities. When we decide to sell a particular series of debt securities, we will prepare and deliver a supplement to this prospectus describing the particular terms of the debt securities we are offering. You should read this prospectus and any supplement, together with the documents we incorporate by reference, carefully before you invest.

Investing in these securities involves certain risks. See “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, as well as any “risk factors” in any of our other recently filed quarterly or current reports incorporated herein and, if any, in the relevant prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may sell the debt securities directly, through agents, through underwriters or dealers, or through a combination of such methods. If we elect to use agents, underwriters or dealers in any offering of debt securities, we will disclose their names and the nature of our arrangements with them in the prospectus supplement we prepare for such offering.

The date of this prospectus is September 29, 2014.

i

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us.”

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any related prospectus supplement or free writing prospectus prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell debt securities only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate only as of its respective date, regardless of the time of delivery of this prospectus, any prospectus supplement or any such free writing prospectus or any sale of debt securities. In this prospectus, unless otherwise stated, the terms “we,” “us” and “our” refer to Campbell Soup Company and our consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access documents filed by us including the exhibits and schedules thereto. You may also electronically access these documents through our website, www.campbellsoupcompany.com, under the “Investor Center – Financial Information – SEC Filings” caption. We are not incorporating the contents of the website into this prospectus.

The SEC allows us to “incorporate by reference” certain information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until we sell all of the securities covered by this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended August 3, 2014.

You may electronically access these documents through our website, www.campbellsoupcompany.com, under the “Investor Center – Financial Information – SEC Filings” caption. We are not incorporating the contents of the website into this prospectus. You may also request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Investor Relations

Campbell Soup Company

One Campbell Place

Camden, New Jersey 08103-1799

1-800-840-2865

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains “forward-looking” statements that reflect our current expectations regarding our future results of operations, economic performance, financial condition and achievements. We try, wherever possible, to identify these forward-looking statements by using words such as “anticipate,” “believe,” “estimate,” “expect,” “will” and similar expressions. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements reflect our current plans and expectations and are based on information currently available to us. They rely on a number of assumptions regarding future events and estimates which could be inaccurate and which are inherently subject to risks and uncertainties.

We wish to caution the reader that the following important factors and those important factors described in Item 1A of our most recent Annual Report on Form 10-K filed with the SEC (as updated from time-to-time by our Quarterly Reports on Form 10-Q filed with the SEC), could affect our actual results and could cause such results to vary materially from those expressed in any forward-looking statements made by us or on our behalf:

•	the impact of strong competitive response to our efforts to leverage our brand power with product innovation, promotional programs and new advertising;

•	the impact of changes in consumer demand for our products;

•	the risks in the marketplace associated with trade and consumer acceptance of product improvements, shelving initiatives, new products, and pricing and promotional strategies;

•	our ability to achieve sales and earnings guidance, which is based on assumptions about sales volume, product mix, the development and success of new products, the impact of marketing, promotional and pricing actions, product costs and currency;

•	our ability to realize projected cost savings and benefits, including restructuring initiatives;

•	our ability to successfully manage changes to our business processes, including selling, distribution, manufacturing and information management systems;

•	the practices and increased significance of certain of our key customers;

•	the impact of new or changing inventory management practices by our customers;

•	the impact of fluctuations in the supply of and inflation in energy, raw and packaging materials cost;

•	the impact of completing and integrating acquisitions, divestitures and other portfolio changes;

•	the uncertainties of litigation described from time to time in our SEC filings;

•	the impact of changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions and other external factors; and

•	the impact of unforeseen business disruptions in one or more of our markets due to political instability, civil disobedience, armed hostilities, natural disasters or other calamities.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. We disclaim any obligation or intent to update forward-looking statements made by us in order to reflect new information, events or circumstances after the date they are made.

CAMPBELL SOUP COMPANY

Campbell Soup Company is a manufacturer and marketer of high-quality, branded convenience food products. Our principal executive offices are at One Campbell Place, Camden, New Jersey 08103-1799, and our

telephone number is (856) 342-4800. We maintain a website at www.campbellsoupcompany.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

USE OF PROCEEDS

Unless we describe a different use of proceeds from an offering in the related prospectus supplement, we intend to use the net proceeds from the sales of the debt securities offered by this prospectus to repay short-term debt, to reduce or retire from time to time other indebtedness and for other general corporate purposes, including working capital, acquisitions and other business opportunities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods shown:

Fiscal year ended
8/03/14	7/28/13	7/29/12	7/31/11	8/01/10
8.5	7.0	8.8	8.8	9.7

The ratios of earnings to fixed charges were computed by dividing our earnings by fixed charges. For this purpose, earnings include the sum of earnings from continuing operations before taxes, amortization of capitalized interest, and fixed charges, less capitalized interest. Fixed charges include interest expense, capitalized interest, amortization of debt expenses and the estimated interest components of rentals. All amounts are on an as reported basis. In fiscal years 2014, 2013, 2012, 2011 and 2010, we recorded pre-tax restructuring charges and related costs of $58 million, $142 million, $7 million, $60 million and $12 million, respectively. In fiscal year 2014, we also recorded pre-tax pension settlement charges of $22 million associated with a U.S. pension plan and a pre-tax loss of $9 million on foreign exchange forward contracts used to hedge the proceeds from the sale of the European simple meals business. In fiscal years 2013 and 2012, we recorded pre-tax transaction costs of $10 million and $5 million, respectively, associated with the acquisition of Bolthouse Farms.

DESCRIPTION OF DEBT SECURITIES

Unless we indicate otherwise in an accompanying prospectus supplement, the debt securities consisting of debentures, notes and other unsecured evidence of indebtedness will be issued under an indenture between Campbell Soup Company and Wells Fargo Bank, National Association, as trustee, a form of which we have filed as an exhibit to the registration statement of which this prospectus forms a part. The following summary of certain general provisions of the indenture and the debt securities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the indenture, including the definitions therein of certain terms. The particular terms of a series of debt securities offered by a prospectus supplement and the extent, if any, to which such general provisions may apply to such securities will be described in the prospectus supplement relating to such series. Capitalized terms used and not otherwise defined in this section shall have the meanings assigned to them in the indenture. In this “Description of Debt Securities,” the terms the “Company,” “we,” “us” and “our” refer to Campbell Soup Company only, and do not include our consolidated subsidiaries.

General

The indenture does not limit the amount of debt securities which we may issue under the indenture and provides that debt securities may be issued thereunder up to the aggregate principal amount which our board of directors may authorize from time to time. Debt securities may be issued from time to time in one or more series. Debt securities will be unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness.

Please refer to the prospectus supplement relating to any particular series of debt securities we may offer for the following terms of such series:

(a)	the designation, aggregate principal amount and authorized denominations of the offered debt securities;

(b)	the price (expressed as a percentage of the aggregate principal amount thereof) at which the offered debt securities will be issued;

(c)	the date or dates on which the offered debt securities will mature;

(d)	the annual rate, if any, at which the offered debt securities will bear interest;

(e)	the date from which such interest, if any, on the offered debt securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and, with respect to offered debt securities in registered form, the regular record dates for such interest payment dates;

(f)	any optional or mandatory sinking fund provisions;

(g)	the date, if any, after which and the price or prices at which the offered debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at our option or at the option of the holder and any other terms and provisions of such optional or mandatory redemptions;

(h)	the denominations in which any offered debt securities of a series which are registered securities will be issuable if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which any offered debt securities of the series which are bearer securities will be issuable if other than denominations of $5,000;

(i)	if other than the principal amount thereof, the portion of the principal amount of offered debt securities of the series which will be payable upon declaration of acceleration of maturity thereof;

(j)	any events of default with respect to the offered debt securities of the series, if not set forth in the indenture;

(k)	the currency or currencies, including composite currencies, in which payment of the principal of (and premium, if any) and interest, if any, on the offered debt securities of the series will be payable (if other than the currency of the United States of America), which unless otherwise specified will be the currency of the United States of America as at the time of payment which is the legal tender for payment of public or private debts;

(l)	if the principal of (and premium, if any), or interest, if any, on the offered debt securities of the series is to be payable, at our election or at the election of any holder thereof, in a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made;

(m)	if such offered debt securities are to be denominated in a currency or currencies, including composite currencies, other than the currency of the United States of America, the equivalent price in the currency of the United States of America;

(n)	if the amount of payments of principal of (and premium if any), or portions thereof, or interest, if any, on the offered debt securities of the series may be determined with reference to an index, formula or other method, the manner in which such amounts will be determined;

(o)	whether the offered debt securities will be issuable in registered or bearer form or both, any restrictions applicable to the offer, sale or delivery of any offered debt securities issuable in bearer form and whether, and, if so, the terms upon which, any offered debt securities in bearer form will be exchangeable for offered debt securities in registered form;

(p)	whether such offered debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the method of transferring beneficial interests in such global security or global securities;

(q)	whether the offered debt securities of any series shall be issued upon original issuance in whole or in part in the form of one or more book-entry securities;

(r)	the application, if any, of certain provisions of the indenture relating to defeasance and discharge, and certain conditions thereto;

(s)	with respect to the offered debt securities of the series, any deletions from, modifications of or additions to the events of default or any covenants, whether or not such events of default or covenants are consistent with the events of default or covenants set forth in the indenture; and

(t)	any U.S. Federal income tax consequences applicable to the offered debt securities.

Debt securities of a series may be issued in registered form or bearer form or both as specified in the terms of the series, may be issued in whole or in part in the form of one or more global securities and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or another depositary named by the Company and identified in a prospectus supplement with respect to such series. The prospectus supplement will specify whether the offered debt securities will be registered, bearer, global or book-entry form.

So long as the depositary for a global security or its nominee is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes. Except in certain circumstances, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof.

Unless the prospectus supplement relating thereto specifies otherwise, debt securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof, and bearer securities denominated in U.S. dollars will be issued only in denominations of $5,000. The prospectus supplement relating to a series of debt securities denominated in a foreign or composite currency will specify the denomination thereof.

At the option of the holder and subject to the terms of the indenture, bearer securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of any series will be exchangeable into an equal aggregate principal amount of registered securities or, in the case of global bearer securities, registered securities or bearer securities of the same series (with the same interest rate and maturity date). Bearer securities surrendered in exchange for registered securities between the record date and the relevant date for payment of interest will be surrendered without the coupon relating to such date for payment of interest and interest accrued as of such date will not be payable in respect of the registered security issued in exchange for such bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the indenture. Registered securities of any series will be exchangeable into an equal aggregate principal amount of registered securities of the same series (with the same interest rate and maturity date) of different authorized denominations. Registered securities may not be exchanged for bearer securities.

A book-entry security may not be registered for transfer or exchange (other than as a whole by the depository to a nominee or by such nominee to such depository) unless:

(a)	the depository or such nominee notifies us that it is unwilling or unable to continue as depository,

(b)	the depository ceases to be qualified as required by the indenture,

(c)	we instruct the trustee in accordance with the indenture that such book-entry securities shall be so registrable and exchangeable,

(d)	there shall have occurred and be continuing an event of default or an event which after notice or lapse of time would be an event of default with respect to the debt securities evidenced by such book-entry securities or

(e)	there shall exist such other circumstances, if any, as may be specified in the applicable prospectus supplement.

Each holder agrees to indemnify the Company and the trustee against any liability that may result from the holder’s transfer, exchange or assignment of a security in violation of any provision of the indenture and/or applicable United States Federal or state securities law. The trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the indenture or under applicable law with respect to any transfer of a security (including any transfers between or among depositary participants or beneficial owners of interests in any global security) other than to require delivery of such certificates and other documentation or evidence as the indenture expressly requires.

No service charge will be made for any transfer or exchange of the debt securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Unless we indicate otherwise in the prospectus supplement, principal (and premium, if any) will be payable and registered securities will be transferable at the corporate trust office of the trustee or such other paying agent as we may appoint from time to time, as specified in the applicable prospectus supplement. Unless other arrangements are made, we will pay interest, if any, by checks mailed to the holders of registered securities at their registered addresses. We will make payment with respect to debt securities represented by a global security registered in the name of a depository or its nominee to the depository or its nominee, as the case may be, as the registered owner of the global security. To the extent set forth in the prospectus supplement relating thereto, any bearer securities and the coupons appertaining thereto will be payable against surrender thereof, subject to any applicable laws and regulations, at the offices of such paying agencies outside the United States as we may appoint from time to time.

One or more series of the debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. U.S. Federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto.

Under the indenture, we will have the ability to issue debt securities with terms different from those of debt securities previously issued.

Certain Covenants

Restrictions on Secured Debt

If the Company or any Restricted Subsidiary shall incur or guarantee any evidence of indebtedness for money borrowed (“Debt”) secured by a mortgage, pledge or lien (“Mortgage”) on any Principal Property of the Company or any Restricted Subsidiary, or on any share of stock or Debt of any Restricted Subsidiary, the Company will secure or cause such Restricted Subsidiary to secure all series of the debt securities equally and ratably with (or, at the Company’s option, prior to) such secured Debt, unless the aggregate amount of all such secured Debt, together with all Attributable Debt with respect to sale and leaseback transactions involving Principal Properties (with the exception of such transactions which are excluded as described in “Restrictions on Sales and Leasebacks” below), would not exceed 10% of Consolidated Net Assets.

The above restriction will not apply to, and there will be excluded from secured Debt in any computation under such restrictions, Debt secured by:

(a)	Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary,

(b)	Mortgages in favor of the Company or a Restricted Subsidiary,

(c)	Mortgages in favor of governmental bodies to secure progress, advance or other payments,

(d)	Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof, including acquisition through merger or consolidation, and purchase money and construction Mortgages which are entered into within specified time limits,

(e)	Mortgages securing certain federal tax-exempt obligations issued by a state or local government entity to finance the acquisition or construction of property,

(f)	mechanics and similar liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith,

(g)	Mortgages arising from deposits with or the giving of any form of security to any governmental authority required as a condition in the transaction of business or exercise of any privilege, franchise or license,

(h)	Mortgages for taxes, assessments or governmental charges or levies which are not then due or, if delinquent, are being contested in good faith,

(i)	Mortgages, including judgment liens, arising from legal proceedings being contested in good faith and

(j)	any extension, renewal or refunding of any Mortgage referred to in the foregoing clauses (a) through (i) inclusive.

Restrictions on Sales and Leasebacks

Neither the Company nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, unless the aggregate amount of all Attributable Debt with respect to such transactions plus all Debt secured by Mortgages on Principal Properties (with the exception of secured Debt which is excluded as described in “Restrictions on Secured Debt” above) would not exceed 10% of Consolidated Net Assets.

This restriction will not apply to, and there shall be excluded from Attributable Debt in any computation under such restriction, any sale and leaseback transaction if:

(a)	the lease is for a period, including renewal rights, of not in excess of five years,

(b)	the sale or transfer of the Principal Property is made within a specified period after its acquisition or construction,

(c)	the lease secures or relates to certain federal tax-exempt obligations issued by a state or local government entity to finance the acquisition or construction of property,

(d)	the transaction is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or

(e)	the Company or such Restricted Subsidiary, within 180 days after the sale is completed, applies to the retirement of Funded Debt of the Company or a Restricted Subsidiary, or to the purchase of other property which will constitute Principal Property of a value at least equal to the value of the Principal Property leased, an amount not less than the greater of

(1)	the net proceeds of the sale of the Principal Property leased or

(2)	the fair market value of the Principal Property leased.

In lieu of applying proceeds to the retirement of Funded Debt, debentures or notes (including the debt securities) of the Company or a Restricted Subsidiary may be surrendered to the applicable trustee for cancellation at a value equal to the principal amount thereof or the Company or a Restricted Subsidiary may credit the principal amount of Funded Debt voluntarily retired within 180 days after such sale.

Unless otherwise indicated in a prospectus supplement, the covenants contained in the indenture and the debt securities would not necessarily afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of debt securities.

Certain Definitions

“Attributable Debt” means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the actual percentage rate inherent in such arrangements as determined in good faith by the Company. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the amount payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be terminated.

“Consolidated Net Assets” means total assets after deducting therefrom all current liabilities as set forth on the most recent balance sheet of the Company and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

“Funded Debt” means (a) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower and (b) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any manufacturing or processing plant or warehouse owned at the date hereof or hereafter acquired by the Company or any Restricted Subsidiary of the Company which is located within the United States of America and the gross book value (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Assets other than (a) any property which in the opinion of the board of directors is not of material importance to the total business conducted by the Company as an entirety or (b) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

“Restricted Subsidiary” means a subsidiary of the Company (a) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States of America and (b) which owns a Principal Property, but does not include a subsidiary of the Company engaged primarily in the development and sale or financing of real property.

Merger and Consolidation

The Company will not merge or sell, convey, transfer or lease all or substantially all of its assets unless the successor Person is the Company or another Person that assumes the Company’s obligations on the debt securities and under the indenture and, after giving effect to such transaction, the Company or the successor Person would not be in default under the indenture.

Events of Default

The indenture defines “events of default” with respect to the debt securities of any series as being one of the following events:

(a)	default in the payment of any installment of interest on that series for 30 days after becoming due;

(b)	default in the payment of principal (or premium, if any) on that series when due;

(c)	default in the performance of any other covenant with respect to the debt securities of that series or in the indenture (other than a covenant included in the indenture solely for the benefit of any series of debt securities other than that series) continued for 90 days after notice;

(d)	certain events of bankruptcy, insolvency or reorganization; and

(e)	any other event of default provided with respect to debt securities of that series.

The indenture contains no events of default or other provisions which specifically afford holders of the debt securities protection in the event of a highly leveraged transaction.

If an event of default shall occur and be continuing with respect to the debt securities of any series, either the trustee or the holders of at least 25% in principal amount of the debt securities of that series then outstanding may declare the principal (or such portion thereof as may be specified in the prospectus supplement relating to such series) of the debt securities of such series and the accrued interest thereon, if any, to be due and payable. The indenture provides that the trustee shall, within 90 days after the occurrence of a default known to a responsible officer of the trustee, give the holders of debt securities notice of all uncured defaults known to it (the term “default” to mean the events specified above without grace periods); provided that, except in the case of default in the payment of principal of or interest on any debt security, the trustee shall be protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of debt securities. At any time after such declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the debt securities of that series then outstanding, by written notice to the Company and the trustee, may, in certain circumstances, rescind and annul such declaration.

The Company will furnish to the trustee annually a statement by certain officers of the Company to the effect that to the best of their knowledge the Company is not in default in the fulfillment of any of its obligations under the indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default. In addition, so long as any of the debt securities are outstanding, the Company shall, within five business days of the chief financial officer, the treasurer or the controller of the Company obtaining actual knowledge of a default or event of default with respect to the debt securities, deliver to the trustee an Officers’ Certificate specifying such default or event of default.

The holders of a majority in principal amount of the outstanding debt securities of any series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, and to waive certain defaults with respect thereto. The indenture will provide that in case an event of default shall occur and be continuing, the trustee shall exercise such of its rights and powers under the indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of debt securities unless they first shall have offered to the trustee security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

Modification of the Indenture and Waiver

The indenture provides that the Company and the trustee may enter into supplemental indentures without the consent of the holders of the debt securities to:

(a)	evidence the assumption by a successor corporation of the obligations of the Company,

(b)	add covenants for the protection of the holders of debt securities,

(c)	add any additional events of default,

(d)	cure any ambiguity, to correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision in the indenture; or to make any other provisions with respect to matters or questions arising under the indenture, provided that such action does not adversely affect the interests of the holders in any material respect,

(e)	establish the form or terms of debt securities of any series,

(f)	conform the text of the indenture or any debt security issued thereunder to any provision in this “Description of Debt Securities” or in the corresponding section of any prospectus supplement to the extent such provision in this “Description of Debt Securities” or in the corresponding section of any prospectus supplement was intended to be a verbatim recitation of a provision in the indenture or such security, as set forth in an Officers’ Certificate,

(g)	secure the debt securities and related coupons, if any, and

(h)	evidence the acceptance of appointment by a successor trustee.

With certain exceptions, the indenture may be modified or amended with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by the modification; provided, however, that no such modification or amendment may be made, without the consent of the holder of each debt security affected, which would, among other things,

(a)	reduce the principal amount of or the interest on any debt security, change the stated maturity of the principal of, or any installment of interest on, any debt security or the other terms of payment thereof,

(b)	reduce the above-stated percentage of debt securities, the consent of the holders of which is required to modify or amend the indenture, or the percentage of debt securities of any series, the consent of the holders of which is required to waive certain past defaults,

(c)	change any obligation of the Company to maintain an office or agency in the places and for the purposes specified in Section 10.02 of the indenture or

(d)	modify any of the provisions referred to in clauses (a), (b) and (c) above or clauses (a) and (b) below, except to increase the percentages referred to below or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

The holders of at least a majority in principal amount of the debt securities of each series outstanding may, on behalf of the holders of all the debt securities of that series, waive, insofar as that series is concerned, (a) compliance by the Company with certain restrictive provisions of the indenture and (b) any past default under the indenture, except a default (1) in the payment of principal of (and premium, if any) or any interest on any debt security of such series and (2) in respect of a covenant, or provision of the indenture which cannot be modified or amended without the consent of the holder of each debt security of such series outstanding affected.

Defeasance and Discharge

The indenture provides that the Company may specify that, with respect to the debt securities of a certain series, it will be discharged from any and all obligations in respect of such debt securities (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and, if so specified with respect to the debt securities of a certain series, to pay the principal of (and premium, if any) and interest, if any, on such specified debt securities) upon the deposit with the trustee, in trust, of money and/or U.S. government obligations which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and interest, if any, on and any mandatory sinking fund payments in respect of such debt securities on the stated maturity of such payments in accordance with the terms of the indenture and such debt securities. If so specified with respect to the debt securities of a series, such a trust may only be established if establishment of the trust would not cause the debt securities of any such series listed on any nationally recognized securities exchange to be de-listed as a result thereof. Also, if so specified with respect to a series of debt securities, such establishment of such a trust may be conditioned on the delivery by the Company to the trustee of an opinion of counsel (who may be counsel to the Company) to the effect that, based upon applicable U.S. Federal income tax law or a ruling published by the United States Internal Revenue Service, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to holders of such debt securities. The designation of such provisions, U.S. Federal income tax consequences and other considerations applicable thereto will be described in the prospectus supplement relating thereto.

Concerning the Trustee

We have appointed Wells Fargo Bank, National Association as the trustee under the indenture and as initial security registrar with regard to the debt securities.

We may remove the trustee with or without cause if we so notify the trustee six months in advance and if no event of default occurs during the six-month period.

LEGAL OPINIONS

Unless otherwise disclosed in the prospectus supplement, the validity of the debt securities offered hereby will be passed upon for us by Mark Migliaccio, our Chief Counsel – Securities and Corporate Finance, as to New Jersey law, and by Davis Polk & Wardwell LLP, New York, New York, as to New York law. Mr. Migliaccio beneficially owns or has rights to acquire an aggregate of less than 1% of the outstanding shares of our common stock.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended August 3, 2014, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.